Exhibit 99.1

Monotype Imaging Announces Second Quarter 2010 Results

Company Reports Year-Over-Year Growth in Revenue and Net Adjusted EBITDA

WOBURN, Mass.--(BUSINESS WIRE)--July 30, 2010--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading global provider of text imaging solutions, today announced financial results for the second quarter ended June 30, 2010.

Second quarter 2010 highlights:

  Second quarter revenue was $24.4 million, a 10 percent increase year-over-year.
  Operating income for the second quarter was $6.6 million, a four percent increase over the prior year.
  Non-GAAP net adjusted EBITDA for the second quarter was $10.4 million, or 43 percent of revenue.
  Cash flow from operations for the first half of the year was $21.9 million, a 27 percent increase over the prior year.

“Monotype Imaging delivered a solid second quarter, as we returned to double digit year-over-year revenue growth,” said Doug Shaw, president and chief executive officer. “We expect this trend to continue into the third quarter across all areas of our business.”

Scott Landers, senior vice president and chief financial officer, said, “We continue to execute against our short and long-term strategic business plans, which are driving improved revenues, profits and cash flows. We are in a strong financial position to capture the growth opportunities we see ahead.”

Second quarter 2010 operating results

Revenue for the second quarter of 2010 was $24.4 million, up 10 percent compared to $22.3 million in the second quarter of 2009. OEM revenue for the quarter was $18.4 million, increasing nine percent year-over-year. Creative Professional revenue for the quarter was $6.0 million, increasing 13 percent from the second quarter of 2009.

Net income for the second quarter of 2010 was $3.0 million, compared to $3.1 million in the prior year period. Earnings per diluted share for the second quarter of 2010 were $0.08, compared to $0.09 for the second quarter of 2009.

In the second quarter of 2010, non-GAAP net adjusted EBITDA was $10.4 million, compared to $10.1 million in the second quarter of the prior year.

A reconciliation of GAAP operating income to non-GAAP net adjusted EBITDA for the three and six months ended June 30, 2010 and 2009 is provided in the financial tables that accompany this release.

Cash, cash flow and debt balances

Monotype Imaging had cash and cash equivalents of $44.7 million as of June 30, 2010, an increase from $38.2 million at the end of the prior quarter and an increase from $34.6 million as of Dec. 31, 2009. During the second quarter of 2010, Monotype Imaging generated $10.7 million in cash flow from operations and $21.9 million year-to-date. The company’s outstanding debt was $81.2 million as of June 30, 2010, a decrease from $83.8 million at the end of the prior quarter and a decrease from $91.4 million on Dec. 31, 2009.

Financial outlook

For the third quarter of 2010, Monotype Imaging expects revenue in the range of $26.0 million to $27.5 million. The company anticipates third quarter 2010 non-GAAP net adjusted EBITDA in the range of $11.5 million to $12.5 million and earnings per share in the range of $0.10 to $0.12.

For full year 2010, Monotype Imaging expects revenue in the range of $101 million to $105 million. This revenue guidance is inclusive of approximately $1 million negative impact from foreign exchange rate fluctuations. Excluding the negative impact from foreign exchange rate fluctuations, full year revenue guidance assumptions remain unchanged. The company continues to expect full year 2010 non-GAAP net adjusted EBITDA in the range of $43 million to $46 million and earnings per share in the range of $0.38 to $0.43.

Conference call details

Monotype Imaging will host a conference call on Friday, July 30, 2010 at 8:30 a.m. EDT to discuss the company’s second quarter 2010 results and business outlook. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” section of Monotype Imaging’s Web site at www.monotypeimaging.com. The live call can be accessed by dialing (866) 225-8754 (domestic) or (480) 629-9722 (international) using passcode 4329410. The audio webcast will also be archived on the company’s Web site.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the growth of the company’s OEM business and Creative Professional business, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company's text imaging solutions; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with the company’s adoption of new business and licensing models; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and subsequent filings. The forward-looking financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging combines technology with design to help the world communicate. Based in Woburn, Mass. with offices in the U.S., Europe and Asia, Monotype Imaging brings text imaging and graphical user interface capabilities to consumer electronics devices such as laser printers, copiers, mobile phones, digital televisions, set-top boxes, navigation devices, digital cameras, e-book readers and consumer appliances. The company also provides printer drivers and color imaging solutions to printer manufacturers and OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 13,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative, business and Web professionals through e-commerce portals, direct and indirect sales and custom design services. Monotype Imaging offers industry-standard font solutions that support all of the world’s major languages. Information about Monotype Imaging can be found at www.monotypeimaging.com.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U. S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. © 2010 Monotype Imaging Holdings Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited and in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$44,672	$34,616
Accounts receivable, net	4,260	5,145
Income tax refunds receivable	—	885
Deferred income taxes	1,022	878
Prepaid expenses and other current assets	2,727	1,666

Total current assets	52,681	43,190
Property and equipment, net	1,347	1,790
Goodwill	133,868	140,745
Intangible assets, net	78,985	85,088
Other assets	5,268	1,564

Total assets	$272,149	$272,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$931	$395
Accrued expenses and other current liabilities	8,520	8,635
Accrued income taxes	337	903
Deferred revenue	9,460	6,446
Current portion of long-term debt	12,065	16,293

Total current liabilities	31,313	32,672
Long-term debt, less current portion	69,128	75,060
Other long-term liabilities	2,643	784
Deferred income taxes	17,242	18,310
Reserve for income taxes, net of current portion	1,649	1,550
Accrued pension benefits	3,083	3,479
Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	152,039	148,273
Treasury stock, at cost	(86)	(86)
Accumulated deficit	(3,737)	(10,043)
Accumulated other comprehensive (loss) income	(1,160)	2,343

Total stockholders’ equity	147,091	140,522

Total liabilities and stockholders’ equity	$272,149	$272,377

MONOTYPE IMAGING HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited and in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$24,435	$22,251	$48,896	$45,857
Costs and expenses:
Cost of revenue	1,910	1,442	3,728	3,203
Cost of revenue—amortization of acquired technology	868	845	1,739	1,688

Total cost of revenue	2,778	2,287	5,467	4,891

Gross profit	21,657	19,964	43,429	40,966
Operating expenses:
Marketing and selling	6,204	5,510	12,178	11,492
Research and development	3,570	3,463	7,591	6,834
General and administrative	4,072	3,458	8,096	7,232
Amortization of other intangible assets	1,187	1,182	2,388	2,357

Total operating expenses	15,033	13,613	30,253	27,915
Income from operations	6,624	6,351	13,176	13,051
Other (income) expense:
Interest expense	1,108	1,056	2,303	2,234
Interest income	—	(53)	(13)	(60)
Loss (gain) on foreign exchange	1,701	(727)	2,689	(5)
(Gain) loss on derivatives	(1,008)	1,126	(1,765)	704
Other (income) expense, net	(9)	17	(9)	(14)

Total other expense	1,792	1,419	3,205	2,859
Income before provision for income taxes	4,832	4,932	9,971	10,192
Provision for income taxes	1,788	1,861	3,665	3,831

Net income	$3,044	$3,071	$6,306	$6,361

Net income available to common stockholders – basic & diluted	$3,022	$3,050	$6,266	$6,314

Net income per common share:
Basic	$0.09	$0.09	$0.18	$0.18
Diluted	$0.08	$0.09	$0.17	$0.18
Weighted average number of shares:
Basic	34,727,219	34,329,898	34,651,885	34,292,955
Diluted	35,992,541	35,105,923	35,924,077	35,062,279

MONOTYPE IMAGING HOLDINGS INC. OTHER INFORMATION (Unaudited and in thousands)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
GAAP net income	$3,044	$3,071	$6,306	$6,361
Provision for income taxes	1,788	1,861	3,665	3,831
Interest expense, net	1,108	1,003	2,290	2,174
Depreciation and amortization	2,305	2,321	4,648	4,609

EBITDA	$8,245	$8,256	$16,909	$16,975
Share based compensation	1,474	1,413	2,811	2,523
Non-cash add backs	447	N/A	552	N/A
Restructuring, issuance and cash non-operating costs(2)	35	N/A	347	N/A
Acquisition expenses	—	N/A	—	N/A

Non-GAAP adjusted EBITDA(1)	$10,201	$9,669	$20,619	$19,498

(1) The definition of Adjusted EBITDA was modified on October 30, 2009. As a result, certain add backs to Adjusted EBITDA are not applicable in three or six months ended June 30, 2009.

(2) Permits an add-back of up to $250 thousand of cash non-operating expense, which is not to exceed a maximum of $1.5 million when combined together with restructuring and issuance costs, on a trailing 12-month basis.

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP NET ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
GAAP operating income	$6,624	$6,351	$13,176	$13,051
Depreciation and amortization	2,305	2,321	4,648	4,609
Share based compensation	1,474	1,413	2,811	2,523

Non-GAAP net adjusted EBITDA	$10,403	$10,085	$20,635	$20,183

OTHER INFORMATION

Share based compensation is comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Marketing and selling	$543	$470	$1,023	$882
Research and development	309	389	615	554
General and administrative	622	554	1,173	1,087

Total share based compensation	$1,474	$1,413	$2,811	$2,523

MONOTYPE IMAGING HOLDINGS INC. MARKET INFORMATION (Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
OEM	$18,387	$16,894	$36,008	$34,177
Creative professional	6,048	5,357	12,888	11,680

Total	$24,435	$22,251	$48,896	$45,857

OTHER INFORMATION (Unaudited and in thousands)

RECONCILIATION OF FORECASTED GAAP OPERATING INCOME TO FORECASTED NON-GAAP NET ADJUSTED EBITDA

	Low End of Guidance	High End of Guidance
	Q3 2010	Q3 2010
GAAP operating income	$7,900	$8,900
Depreciation and amortization	2,400	2,400
Share based compensation	1,200	1,200

Non-GAAP net adjusted EBITDA	$11,500	$12,500

	Low End of Guidance	High End of Guidance
	2010	2010
GAAP operating income	$28,300	$31,300
Depreciation and amortization	9,500	9,500
Share based compensation	5,200	5,200

Non-GAAP net adjusted EBITDA	$43,000	$46,000

CONTACT:
ICR
Staci Mortenson, 781-970-6120
ir@monotypeimaging.com